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
FORM 4
                                                                                                     OMB APPROVAL
                                          U.S. SECURITIES AND EXCHANGE COMMISSION            ----------------------------
[ ]  Check this box if no longer               Washington, D.C.  20549                       OMB Number:  3525-0287
     subject to Section 16. Form 4                                                           Expires: September 30, 1998
     or Form 5 obligations may          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Estimated average burden
     continue. See Instruction 1(b).                                                         hours per response: . . 0.5


           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to
                                        |                                              |   Issuer (Check all applicable)
RICHENSTEIN             LAWRENCE        |WARRANTECH CORPORATION - WTEC                 |    X  Director             10% Owner
----------------------------------------------------------------------------------------   ---                 -----
(Last)        (First)         (Middle)  | 3. IRS or Social Security|4. Statement for   |       Officer                Other
                                        |    Number of Reporting   |   Month/Year      |   ---                   -----
14 FARMSTEAD AVENUE                     |    Person (Voluntary)    |                   |   (give title below)    (specify below)
-----------------------------------------                          |     12/01         |
               (Street)                 |                          |                   |
                                        |    ###-##-####           |                   |      ---------------------------
BROOKVILLE    NY    11545               |                          |                   |
                                        |                          |                   |
-----------------------------------------                          |---------------------------------------------------------------
(City)           (State)           (Zip)|                          |5. If Amendment,   |7. Individual or Joint/Group Filing
                                        |                          |   Date of Original|   (check applicable line)
                                        |                          |   (Month/Year)    |
                                        |                          |                   |    X   Form filed by One Reporting Person
                                        |                          |                   |   ---
                                        |                          |                   |        Form filed by One Reporting Person
                                        |                          |                   |   ---
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                     Table I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security        |2. Transac-|3. Transac-|4. Securities Acquired (A)      |5. Amount of     |6. Ownership |7. Nature of
(Instr. 3)                  |tion Date  | tion Code |    or Disposed of (D)          |   Securities    |   Form:     |   Indirect
                            |(Month/Day/|(Instr. 8) |   (Instr. 3, 4 and 5)          |   Beneficially  |   Direct    |   Beneficial
                            |    Year)  |           |                                |   Owned at End  |   (D) or    |   Ownership
                            |           |           |                                |   of Month      |   Indirect  |   (Instr. 4)
                            |           |           |                                |   (Instr. 3     |   (I)       |
                            |           |           |                                |     and 4)      |   (Instr. 4)|
                            |           |           |                                |                 |             |
                            |           |           |                                |                 |             |
                            |           |---------------------------------------------                 |             |
                            |           |      |    |              |(A) or |  Price  |                 |             |
                            |           | Code | V  |    Amount    |(D)    |         |                 |             |
----------------------------|-----------|------|----|--------------|-------|---------|-----------------|-------------|--------------
                            |           |      |    |              |       |         |                 |             |
COMMON STOCK                |  4/01/01  |   A  | V  |      375     |    A  |    --   |    15,710(1)    |     D       |     --
----------------------------|-----------|------|----|--------------|-------|---------|-----------------|-------------|--------------
                            |           |      |    |              |       |         |                 |             |
COMMON STOCK                |  7/01/01  |   A  | V  |      375     |    A  |    --   |    16,085(1)    |     D       |     --
----------------------------|-----------|------|----|--------------|-------|---------|-----------------|-------------|--------------
                            |           |      |    |              |       |         |                 |             |
COMMON STOCK                | 10/01/01  |   A  | V  |      375     |    A  |    --   |    16,460(1)    |     D       |     --
----------------------------|-----------|------|----|--------------|-------|---------|-----------------|-------------|--------------
                            |           |      |    |              |       |         |                 |             |
                            |           |      |    |              |       |         |                 |             |
----------------------------|-----------|------|----|--------------|-------|---------|-----------------|-------------|--------------
                            |           |      |    |              |       |         |                 |             |
                            |           |      |    |              |       |         |                 |             |
----------------------------|-----------|------|----|--------------|-------|---------|-----------------|-------------|--------------
                            |           |      |    |              |       |         |                 |             |
                            |           |      |    |              |       |         |                 |             |
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                                          (Print or Type Responses)
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FORM 4 (CONTINUED)      TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative|2. Conver- |3. Transac- |4. Transac-  |5. Number of Deriv-|6. Date Exercisable |7. Title and Amount of
   Security (Instr. 3)|   sion or |   tion Date|   tion Code |   ative Securities|   and Expiration   |   Underlying Securities
                      |   Exercise|   (Month/  |   (Instr. 8)|   Acquired (A) or |   Date (Month/Day/ |   (Instr. 3 and 4)
                      |   Price of|   Day/Year)|             |   Disposed of (D) |   Year)            |
                      |   Deriv-  |            |             |   (Instr. 3, 4,   |                    |
                      |   ative   |            |             |   and 5)          |-------------------------------------------------
                      |   Security|            |             |                   | Date     | Expir-  |         | Amount or
                      |           |            |             |                   | Exer-    | ation   | Title   | Number of
                      |           |            |-------------|-------------------| cisable  | Date    |         |  Shares
                      |           |            |  Code |   V |   (A)   |   (D)   |          |         |         |
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OPTION TO PURCHASE    |           |            |       |     |         |         |          |         | COMMON  |
STOCK                 | $1.3125   |            |       |     |         |         | 4/05/01  | 4/05/11 | STOCK   | 25,000
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                      |           |            |       |     |         |         |          |         |         |
                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
                      |           |            |       |     |         |         |          |         |         |
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                      |           |            |       |     |         |         |          |         |         |
                      |           |            |       |     |         |         |          |         |         |
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8. Price of   |9. Number of   | 10. Ownership   | 11. Nature of  |
   Derivative |   Derivative  |     Form of     |     Indirect   |
   Security   |   Securities  |     Derivative  |     Beneficial |
   (Instr. 5) |   Beneficially|     Security:   |     Ownership  |
              |   Owned at    |     Direct      |     (Instr. 4) |
              |   End of Month|     (D) or      |                |
              |   (Instr. 4)  |     Indirect    |                |
              |               |     (I)         |                |
              |               |     (Instr. 4)  |                |
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              |   25,000      |     D           |     --         |
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Explanation of Responses:







(1)  Does not include 100 Shares owned by          /s/       Lawrence Richenstein              January 2, 2002
Mr. Richenstein's son as to which Mr.            -------------------------------------     ------------------------
Richenstein disclaims beneficial ownership       **Signature of Reporting Person               Date
for purposes of Section 16 or for any other
purpose.

*If the Form is filed by more than one
Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities owned directly or Indirectly.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15
  U.S.C. 78ff(a).

Note:     File three copies of this Form,
          one of which must be manually signed.
          If space provided is insufficient, See
          Instruction 6 for procedure.
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